INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Pinnacle West Capital Corporation on Form S-8 of our report dated February 21, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for income taxes discussed in Note 4 to those financial statements) appearing in the Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 1993.


June 24, 1994


Deloitte & Touche
Phoenix, Arizona